Exhibit 99.1
Vocus Announces Record Results for Fourth Quarter and Full Year 2005
Quarterly Revenue up 41% to $7.9 million and Annual Revenue up 38% to $28.1 Million over the Prior Year
LANHAM, MD: February 6, 2006 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for corporate communications and public relations, announced today financial results for the fourth quarter and full year of 2005 and initiated guidance for the first quarter and full year of 2006.
•	Revenues for the quarter were $7.87 million, which represents a 41% increase over the prior year and an 8% increase over the prior quarter. For the fiscal year, revenues were $28.06 million, which represents a 38% increase over the prior year;

•	GAAP loss from operations was $(386,000) for the fourth quarter of 2005 and $(949,000) for the fourth quarter of 2004. GAAP net loss attributable to common stockholders was $(785,000) for the fourth quarter of 2005 and $(1.28) million for the fourth quarter of 2004 or $(0.11) and (0.31) per basic and diluted share, respectively;

•	Non-GAAP income from operations for the quarter was $57,000 compared to non-GAAP loss from operations of $(492,000) in the same period a year ago. Non-GAAP net income for the quarter was $28,000 or $0.00 per diluted share compared to non-GAAP net loss of $(420,000) or $(0.05) per diluted share in the same period a year ago. These non-GAAP financial measures exclude amortization of intangible assets, certain stock-based compensation, accelerated amortization of prepaid royalty fees and contract termination costs and accretion of preferred stock. All of these charges are included in Vocus’ GAAP results;

•	During the quarter the Company added 92 net new customers and ended the fiscal year with 1,384 total active customers;

•	Total deferred revenue as of December 31, 2005 was $20.70 million, compared to $16.05 million at December 31, 2004;

•	Cash flow from operations was approximately $1 million for the quarter.
“We are proud to report a strong fourth quarter for Vocus, one that exceeded our expectations across all key financial metrics,” said Rick Rudman, president and CEO, Vocus, Inc. “In addition to our record financial performance, we were also able to make substantial investments during the year, which we believe have positioned us well for continued success in 2006. Our ability to consistently grow our business is a testament to our innovative solutions and to the large market for Corporate Communications and Public Relations software.”
Vocus is providing, for the first time, first quarter and full year 2006 guidance based on information as of February 6, 2006:
•	For the first quarter of 2006, revenue is expected to be in the range of approximately $7.9 million and $8.1 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R is expected to be in the range of break-even to $0.01 assuming an estimated weighted average 16.6 million diluted shares outstanding and an estimated effective tax rate of 5%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.05 per share. GAAP EPS is expected to be in the range of $(0.05) to $(0.04) assuming an estimated weighted average 15.1 million basic shares outstanding.

•	For the full year of 2006, revenue is expected to be in the range of $34.9 million and $35.7 million. Non-GAAP EPS, which excludes the amortization of intangible assets and stock-based compensation relating to FAS 123R, is expected to be in the range of $0.14 to $0.16 assuming an estimated weighted average 16.7 million diluted shares outstanding and estimated effective tax rate of 5%. Amortization of intangible assets and stock-based compensation, reflecting the adoption of FAS 123R, is expected to be $0.24 per share. GAAP EPS is expected to be in the range of $(0.10) to $(0.08) assuming an estimated weighted average 15.3 million basic shares outstanding.
Conference Call Information
Vocus will discuss the financial results and operation highlights of the quarter and the 2005 fiscal year in a conference call at 4:30 p.m. EDT, or 1:30 p.m. PDT, today. The public is invited to listen to a live web cast of Vocus’ conference call on the investor relations section of the company’s website at http://onlinepressroom.net/vocus/ir/. For investors unable to participate in the live conference call, an audio replay will be available approximately two hours after the conclusion of the call. The audio replay will be available until February 13, 2006 at 12:00 a.m. EDT and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering conference number 4299271. A web cast replay of the call will be available on the Investor Relations section of the company’s website approximately one hour after the conclusion of the call and will remain available until March 6, 2005.
About Vocus, Inc.
Vocus (NASDAQ: VOCS) is a leading provider of on-demand software for corporate communications and public relations. Our web-based software suite helps organizations of all sizes manage local and global relationships and communications with journalists, analysts, public officials and other key audiences. Our software helps customers manage media relations, news monitoring and analysis, interactive email campaigns, online newsrooms, and government relations activities. Vocus software is delivered as an easy-to-use and cost-effective annual subscription, with no need for internal hardware, software or IT support. Our software is currently available in four languages, and is in use by customers around the world. Vocus is based in Lanham, MD with offices in North America and Europe. For more information please visit www.vocus.com or call 800.345.5572.
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc.

Condensed Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands)	2004	2005
	Unaudited	Unaudited

Assets
Current assets
Cash and cash equivalents	$7,554	$40,027
Short-term investments	—	1,400
Accounts receivable, net	4,401	6,012
Prepaid royalty fees	1,153	493
Other current assets	233	695

Total current assets	13,341	48,627
Property, equipment and software, net	1,212	4,161
Intangible assets, net	4,526	2,519
Other assets	539	529

Total assets	$19,618	$55,836

Liabilities, redeemable stock and stockholders’ (deficit) equity
Current liabilities
Accounts payable	$488	$268
Accrued compensation	1,408	1,451
Accrued expenses	1,490	1,333
Current portion of notes payable and capital lease obligations	115	642
Current portion of deferred revenue	15,282	20,018

Total current liabilities	18,783	23,712
Revolving line of credit	2,389	—
Notes payable and capital lease obligations, net of current portion	497	765
Other liabilities	87	105
Deferred revenue, net of current portion	770	678

Total liabilities	22,526	25,260
Redeemable convertible preferred stock	28,647	—
Redeemable common stock	183	189
Stockholders’ (deficit) equity
Common stock	47	158
Additional paid-in capital	—	70,470
Treasury stock	(1,520)	(3,283)
Deferred compensation	(34)	(19)
Accumulated other comprehensive income	27	52
Accumulated deficit	(30,258)	(36,991)

Total stockholders’ (deficit) equity	(31,738)	30,387

Total liabilities, redeemable stock and stockholders’ (deficit) equity	$19,618	$55,836

Vocus, Inc.

Condensed Consolidated Statements of Operations	Three months ended December 31,		Years ended December 31,
(dollars in thousands except per share data)	2004	2005	2004	2005
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$5,585	$7,871	$20,393	$28,062

Cost of revenues	1,302	1,850	4,368	6,537
Accelerated amortization of prepaid royalty fees and contract termination costs	—	(50)	—	1,399

Gross profit	4,283	6,071	16,025	20,126
Operating expenses
Sales and marketing	3,152	4,027	11,708	14,837
Research and development	668	649	2,064	2,515
General and administrative	1,079	1,376	3,942	6,051
Amortization of intangible assets	333	405	976	1,605

Total operating expenses	5,232	6,457	18,690	25,008
Loss from operations	(949)	(386)	(2,665)	(4,882)
Interest and other income	92	124	99	177
Interest expense	(20)	(153)	(35)	(359)

Net loss	(877)	(415)	(2,601)	(5,064)
Accretion of preferred stock	(405)	(370)	(1,582)	(1,900)

Net loss attributable to common stockholders	$(1,282)	$(785)	$(4,183)	$(6,964)

Earnings per share:
Basic and diluted	$(0.31)	$(0.11)	$(1.04)	$(1.43)
Weighted average shares used in calculation:
Basic and diluted	4,079,547	6,921,331	4,032,572	4,867,710

Vocus, Inc.

	Three months ended December 31,		Years ended December 31,
	2004	2005	2004	2005
	Unaudited	Unaudited	Unaudited	Unaudited

Reconciliation of GAAP loss from operations to non-GAAP (loss) income from operations (dollars in thousands):
GAAP loss from operations	$(949)	$(386)	$(2,665)	$(4,882)
Amortization of intangible assets	457	493	1,373	2,007
Stock-based compensation	—	—	—	1,006
Acceleration of prepaid royalty fees and contract termination costs	—	(50)	—	1,399

Non-GAAP (loss) income from operations	$(492)	$57	$(1,292)	$(470)

Reconciliation of GAAP net loss attributable to common stockholders to non-GAAP net (loss) income (dollars in thousands):
GAAP net loss attributable to common stockholders	$(1,282)	$(785)	$(4,183)	$(6,964)
Amortization of intangible assets	457	493	1,373	2,007
Stock-based compensation	—	—	—	1,006
Acceleration of prepaid royalty fees and contract termination costs	—	(50)	—	1,399
Accretion on preferred stock	405	370	1,582	1,900

Non-GAAP net (loss) income	$(420)	$28	$(1,228)	$(652)

Non-GAAP net (loss) income per share attributable to common stockholders
Basic	$(0.05)	$0.00	$(0.13)	$(0.06)
Diluted	$(0.05)	$0.00	$(0.13)	$(0.06)
Non-GAAP weighted average number of shares:
Basic	9,272,762	11,164,665	9,154,653	10,295,291
Diluted	9,272,762	12,175,454	9,154,653	10,295,291
Weighted average shares calculation:
GAAP basic and diluted weighted average shares outstanding	4,079,547	6,921,331	4,032,572	4,867,710
Conversion of preferred stock	5,193,215	4,243,334	5,122,081	5,427,581

Non-GAAP basic weighted average shares outstanding	9,272,762	11,164,665	9,154,653	10,295,291
Common stock equivalents	—	1,010,789	—	—

Non-GAAP diluted weighted average shares outstanding	9,272,762	12,175,454	9,154,653	10,295,291

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Vocus’ management to evaluate the operating performance of the company and to conduct its business operations. Non-GAAP financial measures discussed in this press release exclude amortization of intangible assets, certain stock-based compensation, accelerated amortization of prepaid royalty fees and contract termination costs and the related revision to the estimate pertaining to those costs, and accretion of preferred stock. It is management’s belief that these items are not indicative of ongoing operations. For example, the amortization of intangible assets recorded in connection with our acquisitions of Gnossos Software and Public Affairs Technologies consist primarily of intangible assets pertaining to purchased technology and customer relationships that are not expected to be replaced when fully amortized, as might a depreciable tangible asset. In addition, certain stock-based compensation was recorded in connection with the purchase of shares obtained from exercise of stock options by certain former employees. The purchase of the shares was completed in anticipation of the Company’s public offering and resulted in compensation expense since the purchase date was within six months of the exercise date. Management does not anticipate purchasing any additional shares from employees or former employees in the future. Also, accelerated amortization of prepaid royalty fees and estimated minimum royalty commitment and a related revision to the estimate pertaining to those costs were incurred in connection with a data resale agreement that was terminated early due to the initial release of the Company’s internally developed media database. Management does not anticipate licensing such media content again from a third party and, consequently, deems the contract termination costs and related charges to be non-recurring. The accretion of preferred stock was recorded on the outstanding preferred stock which converted into common stock upon the completion of the public offering. Accordingly, the accretion of preferred stock will not result in an ongoing charge. Non-GAAP EPS also assumes the conversion of the preferred stock at the beginning of all periods presented.
Management uses the non-GAAP financial measures for planning purposes, including the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance and in assisting investors in comparing the company’s financial performance to those of other companies in the company’s industry. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from our GAAP results of operations. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company’s GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the company’s SEC filings.